Exhibit 23.2

FORM OF CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions “Summary Financial Data”, “Risk Factors”, “Selected Consolidated Financial Data” and “Experts” and to the use of our report dated July 1, 2004, in the Registration Statement (Form F-1) and related Prospectus of Cyclacel Group plc for the registration of 18,400,000 of its ordinary shares of 1p nominal value per share.

Ernst & Young LLP

Cambridge, England

July 1, 2004